GulfMark Offshore
To Present at Conferences

     March 10, 2006 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that it will present at the A.G. Edwards' Energy Conference and the Lehman Brothers' 2006 High Yield Bond and Syndicated Loan Conference.

     Bruce Streeter, GulfMark Offshore, Inc.'s President and Chief Operating Officer, and Edward Guthrie, GulfMark Offshore, Inc.'s Executive Vice President - Finance and CFO, will present at the A.G. Edwards' Energy Conference in Massachusetts on Tuesday, March 14, 2006 at 3:30 p.m.

     Bruce Streeter, GulfMark Offshore, Inc.'s President and Chief Operating Officer, and David Rosenwasser, GulfMark Offshore, Inc.'s Director - Business Development, will present at the Lehman Brothers' 2006 High Yield Bond Syndicated Loan Conference in Florida on Friday, March 17, 2006 at 8:30 a.m. Participants may listen to a webcast of the presentation by going to http://customer.talkpoint.com/LEHM002/031506a_cs/default.asp?entity=GulfMark.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty-nine (59) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

     The presentation includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this presentation. While the Company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the Company's Securities and Exchange Commission filings for additional important factors that may affect actual results.

Contact:      Edward A. Guthrie, Executive Vice President
                   E-mail: Ed.Guthrie@GulfMark.com
                    (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.